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                                                                   EXHIBIT 10.34

                        [LETTERHEAD OF BANK OF AMERICA]

December 8, 1999


Pony Express Delivery Services, Inc.
6165 Barfeld Road N.E., Suite 200
Atlanta, Georgia 30328

             Re: Pony Express Delivery Services, Inc.
                 ------------------------------------

Gentlemen:

Reference is made to the Loan and Security Agreement and the documents executed in connection therewith entered into between us, as the same may have been amended from time to time (the "Loan Agreement").

As you know, you are in Default of the Loan Agreement and we have entered in a Forbearance Agreement which expires on December 10, 1999. It is our mutual intention that the existing Loan be permanently reduced by $1,000,000 (the "Paydown") and you anticipate that such Paydown will occur no later than March 8, 2000. In consideration of our continuing forbearance until March 8, 2000, you agree to pay to us the following fees ("Forbearance Fees").

1. On the date hereof, $10,000
2. On January 8, 2000, $20,000
3. On February 8, 2000, $35,000
4. On March 8, 2000, $35,000

Notwithstanding the foregoing, if the Paydown occurs at any time after the date hereof, the Forbearance Fees scheduled after such Paydown shall be waived.

In addition, upon receipt by us of the Paydown, the Loan Agreement shall be deemed amended as follows (all capitalized terms shall have the meaning given to such terms in the Loan Agreement);

1. The Maximum Facility Amount shall be $3,000,000.
2. Interest on all loans and advances shall be charged at an annual rate of the Prime Rate plus 3%.
3. Any Early Termination Fee which may be due and payable as a result of your early termination of the Loan Agreement, shall be calculated on the Maximum Facility Amount as of the date of the termination.

In consideration of the Paydown and upon receipt thereof, the following Events of Default shall be deemed waived:

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Pony Express Delivery Services, Inc.
December 8, 1999
Page 2

1. The receipt by you of proceeds of accounts receivable and your failure to submit such remittances to us in kind,

2.    Your failure to pay payroll taxes on a timely basis; and

3. The merger of an affiliate of Skynet, Inc. into Pony Express Delivery Services without our prior written consent.

The foregoing waiver applies only to the specific Events of Default mentioned above and does not apply to any other Event of Default, whether or not known to us. You hereby warrant and represent to us that you know of no other Events of Default other than those set forth above.

Finally, you have requested that we terminate and/or satisfy our mortgage covering your real property in Atlanta, Georgia, and we agree to do so, provided that at the time of such termination and/or satisfaction.

a)    We have received the Paydown
b)    You are not in default under the Loan Agreement; and
c) All costs and expenses in connection with such termination and satisfaction are paid by you.

Except as herein specifically provided, no other changes in the terms and provisions of the Loan Agreement are intended or implied.

Kindly acknowledge your agreement to the foregoing by signing and returning the enclosed copy of this letter.

Very truly yours,


Bank of America Commercial Finance Corporation, through its Commercial Funding Division

By:  /s/ Steve Blumberg
    --------------------------------

     Its:  Vice President
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READ AND AGREED TO:


PONY EXPRESS DELIVERY SERVICES, INC.

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Pony Express Delivery Services, Inc.
December 8, 1999
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By: /s/ Illegible
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  Its: VP - Finance
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